                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       CYPRESS SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                  March 28, 1998

Dear Stockholder:

     You are cordially invited to attend the Cypress Semiconductor Corporation Annual Meeting of Stockholders to be held on Friday, May 15, 1998 at 10:00 a.m., local time, at the Company's offices located at 3939 North First Street, San Jose, California 95134.

     At the Annual Meeting, you will be asked to consider the Company's proposal regarding the composition of the Company's Board of Directors and a stockholder's proposal regarding the same issue. While the Company's proposal would formalize a longstanding policy of seeking the best possible candidates for the Company's Board of Directors based on criteria such as industry expertise and management experience, without regard to race, gender, age, national origin, religion, sexual orientation or physical limitations, the stockholder's proposal would require the Company to make factors such as race and gender a priority in the Board nominee selection process. Cypress strongly believes that the only criteria which should be used in the process of selecting nominees for the board of a semiconductor company are those which relate to the nominee's ability to run such a company well. We therefore strongly urge you to support the Company's proposal and vote against the stockholder proposal.

     You will also be asked at the meeting to elect five directors and ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for this fiscal year and approve the Board's adoption of an amendment to the Company's Employee Qualified Stock Purchase Plan. The amendment increases the maximum number of shares which may be sold under the purchase plan by 2,500,000 shares, and provides for an annual increase equal to 1.5% of the Company's outstanding shares as of the last day of each fiscal year (treating any shares acquired by the Company during the fiscal year as being outstanding on such date).

     Cypress Semiconductor Corporation has a long-standing policy of encouraging employee equity ownership. We believe that amendment of the Employee Qualified Stock Purchase Plan, which will allow the Company to continue to provide an important means of equity compensation to its employees, will help contribute to high levels of performance by recipients of the equity and also provide an effective means of recognizing contributions to the Company's success. These equity compensation programs permit the Company's officers and other employees to benefit from the success of the Company's business along with the other stockholders. The Company has ongoing, systematic stock repurchase programs designed to minimize dilution from future stock issuances.

     We hope you will be able to attend the Annual Meeting on May 15th for a report on the status of the Company's business and performance during 1997 and near-term plans. There will be an opportunity for stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting.

                                          Very truly yours,

                                          T.J. RODGERS, President and CEO

                       CYPRESS SEMICONDUCTOR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation (the "Company"), a Delaware corporation, will be held on Friday, May 15, 1998 at 10:00 a.m., local time, at its offices located at 3939 North First Street, San Jose, California 95134, for the following purposes:

     1. To elect five directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 28, 1998.

     3. To approve amendments to the Company's Employee Qualified Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 2,500,000 shares, and to provide for an annual increase in the number of shares available for issuance under the plan effective on the first day of each year.

     4. To vote on the Company's proposal regarding the composition of the Company's Board of Directors.

     5. If properly presented, to vote on a stockholder's proposal regarding the composition of the Company's Board of Directors which proposal is OPPOSED by the Company.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 16, 1998 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          EMMANUEL HERNANDEZ, Secretary

San Jose, California
March 28, 1998

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       CYPRESS SEMICONDUCTOR CORPORATION
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Cypress Semiconductor Corporation (the "Company") for use at the Company's Annual Meeting of Stockholders ("Annual Meeting") to be held Friday, May 15, 1998, at 10:00 a.m., local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 3939 North First Street, San Jose, California 95134.

     The Company's principal executive offices are located at 3901 North First Street, San Jose, California 95134. The telephone number at that address is
(408) 943-2600.

     These proxy solicitation materials were mailed on or about March 28, 1998 to all stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

     Stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, ________ shares of the Company's Common Stock were outstanding (the "Common Stock").

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. On all other matters each share has one vote.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

     While abstentions (votes "WITHHELD") will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

COST OF SOLICITING PROXIES

     The cost of soliciting proxies (in the form of Written Consent attached hereto) has been, or will be, borne by the Company. The Company has retained Georgeson & Co. Inc. to assist in the solicitation of proxies at an estimated fee of $6,500 plus reimbursement of reasonable expenses. In addition to solicitation by mail, the Company requests banks, brokers and other custodians, nominees and fiduciaries to send Proxy Statements to the beneficial owners and to secure their instructions as to consents. The Company may reimburse such banks, brokers and other custodians, nominees, fiduciaries and other persons representing beneficial owners of Shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than November 28, 1998 in order to be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A Board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

     The name of and certain information regarding each nominee is set forth below.

                                                                                       DIRECTOR
             NAME OF NOMINEE                AGE(1)        PRINCIPAL OCCUPATION          SINCE
             ---------------                ------        --------------------         --------
T.J. Rodgers..............................    50      President and Chief Executive      1982
                                                      Officer of the Company
Pierre R. Lamond..........................    67      General Partner, Sequoia           1983
                                                      Partners
Fred B. Bialek............................    64      Business Consultant                1991
Eric A. Benhamou..........................    42      President and Chief Executive      1993
                                                      Officer of 3COM Corporation
John C. Lewis.............................    62      Chairman of the Board of           1993
                                                      Amdahl Corporation

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. There are no family relationships among directors or executive officers of the Company.

     T.J. Rodgers is a co-founder of the Company and has been its President and Chief Executive Officer since 1982. Mr. Rodgers serves as a director of Vitesse Semiconductor Corporation and C-Cube Corporation.

     Pierre R. Lamond has been a general partner of Sequoia Partners, which manages several venture capital funds, including Sequoia Capital IV, Sequoia Capital V and Sequoia Capital Growth Fund, since 1981. Mr. Lamond serves as a director of Vitesse Semiconductor Corporation, CKS Group, Inc. and a number of private companies.

     Fred B. Bialek has been an independent business consultant since November 1986, during which time he has been active in the negotiation and execution of merger and acquisition transactions for semiconductor and other technology companies. Mr. Bialek has acted as a consultant to Cypress in certain of its acquisitions, including Cypress Semiconductor (Minnesota) Inc. ("CMI"), the Company's third wafer fabrication facility. Mr. Bialek, who was a founder of National Semiconductor Corporation, has over 30 years operating experience in semiconductor and related technology industries.

     Eric A. Benhamou was Vice President and General Manager of 3COM Corporation ("3COM"), a data Networking company, from September 1987 to April 1990. From April 1990 to September 1990, he was Chief Operating Officer of 3COM. In September 1990, he was promoted to and has since served as Chairman of the Board, President and Chief Executive Officer of 3COM. Mr. Benhamou also serves as a director of 3COM, Netscape Communications Corporation and Legato Systems Inc.

     John C. Lewis has been Chairman of the Board of Amdahl Corporation, a computer manufacturer, since 1987. He was President of Amdahl from 1977 until 1987, and Chief Executive Officer of Amdahl from 1983 until 1992. Mr. Lewis also serves as a director of Vitesse Semiconductor Corporation and Pinnacle Systems, Inc.

REQUIRED VOTE

     The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

BOARD MEETINGS AND COMMITTEES

     Pierre R. Lamond serves as Chairman of the Board of Directors of the Company. The Board of Directors held a total of seven meetings during the fiscal year ended December 29, 1997. During fiscal 1997, each director attended all such meetings of the Board of Directors and of the committees, if any, upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or any committee performing similar functions.

     The Audit Committee, which consists of Messrs. Lamond and Lewis, consults with the Company's independent accountants concerning the scope of the audit and reviews with them the results of their examination; and reviews and approves any material accounting policy changes affecting the Company's operating results and reviews the Company's control procedures and personnel. The Audit Committee held two meetings in fiscal 1997.

     The Compensation Committee, which consists of Messrs. Lamond and Benhamou, reviews compensation and benefits for the Company's senior executives and has authority to grant stock options under the Company's 1994 Stock Option Plan, as amended (the "1994 Option Plan") to employees and consultants (including officers and directors who are also employees or consultants of the Company). The Compensation Committee held four meetings during fiscal 1997.

COMPENSATION OF DIRECTORS

  Standard Arrangements

     Directors who are not employees receive $5,000 each quarter.

     The 1994 Option Plan provides for the automatic grant of nonstatutory options to outside directors of the Company. Each outside director is granted an initial option to purchase 80,000 shares of Common Stock (the "Initial Option") and an additional option to purchase 20,000 shares of Common Stock (a "Subsequent Option") on a date one year after the date of grant of the Initial Option and on the same date each year thereafter. The Initial Option becomes exercisable over a five-year period in annual installments of 16,000 shares, with the first such installment exercisable one year from the outside director's election to the Board. The Subsequent Options become exercisable five years after the date on which they are granted in annual installments of 4,000 shares, with the first such installments exercisable one year from the date of grant. Consequently, the 1994 Option Plan provides for an on-going vesting program of 20,000 shares per year to outside directors. The exercise price of options granted under the 1994 Option Plan is the fair market value of the Company's Common Stock on the date of grant.

  Other Arrangements

     The Company has a consulting relationship with one of its directors, Fred
B. Bialek. See "Certain Transactions."

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and each of the five other most highly compensated individuals who served as executive officers of the Company at fiscal year end (the "Named Officers") and (iv) all individuals who served as directors or executive officers at fiscal year end as a group:

                                                                SHARES BENEFICIALLY OWNED
                                                                --------------------------
          DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                 NUMBER          PERCENT
          ---------------------------------------               -----------      ---------
DIRECTORS
  T.J. Rodgers(1)...........................................     2,199,158         2.4%
  Pierre R. Lamond(2).......................................       190,202            *
  Fred B. Bialek(3).........................................       289,836            *
  Eric A. Benhamou(4).......................................        87,000            *
  John C. Lewis(5)..........................................       107,000            *
NAMED OFFICERS
  J. Daniel McCranie(6).....................................       169,604            *
  Antonio R. Alvarez(7).....................................       188,120            *
  Emmanuel T. Hernandez(8)..................................       171,063            *
  Lothar Maier(9)...........................................       212,528            *
  James D. Kupec(10)........................................        73,335            *
All directors and executive officers at fiscal year end as a
  group (10 persons)(11)....................................     3,687,846          4.1

---------------
  *  Less than 1%.

 (1) Mr. Rodgers is also President and Chief Executive Officer of the Company. Includes 825,939 shares held directly and options to purchase 1,373,219 shares of Common Stock exercisable within 60 days of the Record Date.

 (2) Includes 122,536 shares held by the Lamond Living Trust. Also includes options held by Mr. Lamond to purchase 67,666 shares of Common Stock exercisable within 60 days of the Record Date.

 (3) Represents options to purchase 289,836 shares of Common Stock exercisable within 60 days of the Record Date.

 (4) Represents options to purchase 87,000 shares of Common Stock exercisable within 60 days of the Record Date.

 (5) Represents options to purchase 107,000 shares of Common Stock exercisable within 60 days of the Record Date.

 (6) Includes 4,627 shares held directly. Also includes options held by Mr. McCranie to purchase 164,977 shares of Common Stock exercisable within 60 days of the Record Date.

 (7) Represents options to purchase 188,120 shares of Common Stock exercisable within 60 days of the Record Date.

 (8) Includes 2,700 shares held directly and 7,528 shares transferred to his children. Also includes options held by Mr. Hernandez to purchase 160,835 shares of Common Stock exercisable within 60 days of the Record Date.

 (9) Includes 41,114 shares held directly. Also includes options held by Mr. Maier to purchase 171,414 shares of Common Stock exercisable within 60 days of the Record Date.

(10) Includes 10,409 shares held directly. Also includes options held by Mr. Kupec to purchase 62,926 shares of Common Stock exercisable within 60 days of the Record Date.

(11) Includes 1,014,853 shares held directly by executive officers and directors of the Company. Also includes options to purchase an aggregate of 2,672,993 shares of Common Stock exercisable within 60 days of the Record Date.

EXECUTIVE COMPENSATION

     The following table shows, as to each of the Named Officers, information concerning compensation paid for services to the Company in all capacities during the three fiscal years ended December 29, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                            ANNUAL COMPENSATION           SECURITIES          ALL
                                      --------------------------------    UNDERLYING         OTHER
 NAME AND PRINCIPAL POSITION    YEAR  SALARY(1)   BONUS(2)    OTHER(4)    OPTIONS(#)    COMPENSATION(5)
 ---------------------------    ----  ---------   --------    --------   ------------   ---------------
T.J. Rodgers..................  1997  $327,626    $  1,151    $12,199(3)   200,000          $1,200
  President, Chief Executive    1996  $278,976    $  1,250    $ 2,500(3)   300,000              --
  Officer and Director          1995  $278,884    $236,813         --      200,000              --

J. Daniel McCranie............  1997  $288,263    $  1,175    $    --       70,000          $  392
  Vice President,               1996  $259,345    $  1,250         --       52,500          $  600
  Marketing and Sales           1995  $268,212    $219,793         --           --          $  208

Antonio R. Alvarez............  1997  $228,261    $    993    $    --       52,000              --
  Senior Vice President,        1996  $196,285    $  1,250     94,500           --              --
  Research and Development      1995  $195,625    $160,043    $11,775      146,930              --

Lothar Maier..................  1997  $215,818    $    952    $17,808(3)    60,000          $  623
  Vice President, Worldwide     1996  $180,265    $  1,250    $88,027       52,500          $  454
  Wafer Manufacturing,          1995  $184,730    $157,317    $61,354      160,060          $  450
  and President Cypress
  Semiconductor (Minnesota)
  Inc.

Emmanuel T. Hernandez.........  1997  $219,670    $    993         --      200,000          $  577
  Vice President, Finance and   1996  $180,265    $  1,250         --       52,500          $  600
  Administration, and Chief     1995  $171,685    $162,167         --      116,458              --
  Financial Officer

James D. Kupec................  1997  $217,312    $    899    $ 8,360           --              --
  Senior Vice President,        1996  $183,729    $  1,250         --      165,500              --
  Business Development          1995  $169,168    $168,309         --      156,938              --

---------------
(1) Compensation is included in the year earned.

(2) Includes cash bonus awarded to each employee under the Company's New Product Bonus Plan in fiscal 1997. Fiscal 1995 bonuses include amounts earned under the Company's 1995 key employee bonus plan by virtue of the Company's achievement of a target level of earnings per share, as well as success in accomplishing certain group- and individual-specific goals, in fiscal 1995. No bonuses were earned under the 1996 key employee bonus plan or 1997 key employee bonus plan; however, bonuses earned in the fourth quarter of fiscal 1995 were paid in fiscal 1996 and 1997 and were dependent upon each employee's continuous status as an employee of the Company at the time of such payout.

(3) Includes cash bonus of $2,500 and $1,500 earned and paid to Mr. Rodgers under the Company's Patent Award Program in fiscal 1996 and 1997, respectively, and a cash bonus of $1,000 earned and paid to Mr. Maier under the Company's Patent Award Program in fiscal 1997.

(4) Represents 14 year service award to Mr. Rogers of $10,699, to Mr. Maier of $8,846 and to Mr. Kupec of $8,360. Also represents cash payout of PTO earned by Mr. Maier of $7,962.

(5) Represents that portion of the Company's contribution toward the purchase of computers made pursuant to its Computer Purchase Program, which is available to all employees.

     The following table shows, as to each of the Named Officers, option grants during the last fiscal year and the potential realizable value of those options, assuming 5% and 10% appreciation, at the end of their term:

                                     OPTION GRANTS IN FISCAL 1997
                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                        % OF TOTAL                                POTENTIAL REALIZABLE VALUE
                         NUMBER OF       OPTIONS                                    AT ASSUMED ANNUAL RATE
                         SECURITIES     GRANTED TO                               OF STOCK PRICE APPRECIATION
                         UNDERLYING    EMPLOYEES IN                                    FOR OPTION TERM
                          OPTIONS         FISCAL       EXERCISE    EXPIRATION    ----------------------------
         NAME            GRANTED(1)      YEAR(2)       PRICE(3)     DATE(4)         5%(5)           10%(6)
         ----            ----------    ------------    --------    ----------    ------------    ------------
T.J. Rodgers...........   200,000          3.6%         $11.56      10/23/07      1,454,004       3,684,733
J. Daniel R.
  McCranie.............    70,000          1.3%         $11.56      10/23/07        508,902       1,289,656
Antonio L. Alvarez.....    52,000          0.9%         $11.56      10/23/07        378,041         958,030
Lothar Maier...........    60,000          1.1%         $11.56      10/23/07        436,201       1,105,420
Emmanuel T. Hernandez..   200,000          3.6%         $11.56      10/23/07      1,454,004       3,684,733
James D. Kupec.........         0          0.0%             --            --             --              --

---------------

(1) Options granted under the Company's 1994 Stock Option Plan typically have a ten-year term, vest over a five-year period of employment and have an exercise price equal to market value on the date of grant.

(2) Options to purchase an aggregate of 5,497,658 shares of Common Stock of the Company were granted to employees during the fiscal year ended December 29, 1997.

(3) The exercise price may be paid by check, cash or delivery of shares that are already owned.

(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated, upon the optionee's death or upon an acquisition of the Company.

(5) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. Annual compounding results in total appreciation of 63% (at 5% per year) and 159% (at 10% per year). If the price of the Company's Common Stock were to increase at such rates from the price at 1997 fiscal year end ($8.63 per share) over the next ten years, the resulting stock prices at 5% and 10% appreciation would be $14.06 and $22.38, respectively.

     The following table shows, for each of the Named Officers, information concerning options exercised during fiscal 1997 and the value of options held at fiscal year end:

                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                       FISCAL 1997 YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            ACQUIRED ON                  OPTIONS AT FISCAL YEAR END:   AT FISCAL YEAR END ($)(1):
                             EXERCISE        VALUE       ---------------------------   ---------------------------
           NAME                 (#)       REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   ------------   -----------   -------------   -----------   -------------
T.J. Rodgers..............     50,000      $  581,250     1,304,468       596,460      $2,594,086      $ 10,873
J. Daniel McCranie........     90,877      $  735,114        47,815       299,161      $   38,559      $115,145
Antonio R. Alvarez........     10,000      $  135,000       164,016       215,682      $  183,479      $  1,495
Lothar Maier..............         --              --       178,223       201,369      $  174,547      $  2,683
Emmanuel T. Hernandez.....     20,000      $  156,564       142,381       314,577      $   78,219      $  1,928
James D. Kupec............    150,000      $1,148,404        32,514       222,066      $      656      $  1,641

---------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 29, 1997 ($8.63) and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Overview

     The Compensation Committee of the Board of Directors has the responsibility to review compensation programs and benefits for the Company's employees generally, and specifically for the executive officers of the Company, and has exclusive authority to grant stock options to the executive officers of the Company. The Company applies a consistent philosophy to compensation for all employees including its executive officers, based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the defined expectations of customers and stockholders.

  Goals of the Company's Compensation Program

     The goals of the Compensation Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company:

     Competitive Levels of Compensation. The Company is committed to providing a compensation program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company periodically reviews the compensation practices of other leading companies in the semiconductor industry. The Company believes that its compensation levels fall within the median of industry compensation levels.

     Performance-Driven Rewards. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by measuring organization progress against set objectives.

     Performance and Compensation Feedback. At the beginning of the performance cycle, key quarterly and annual objectives are set for each officer. The CEO gives ongoing feedback on performance to each officer. At the end of the performance cycle, the Compensation Committee evaluates the extent to which the key objectives have been accomplished, which evaluation affects decisions on merit increases and stock option grants.

  Components of the Company's Compensation Program

     The Company's compensation program, which consists of cash- and equity-based compensation, allows the Company to attract and retain highly skilled officers, provide useful products and services to customers, enhance stockholder value, motivate technological innovation and adequately reward its executive officers and other employees. The components are:

     CASH-BASED COMPENSATION:

          The Committee sets base salary for officers on the basis of level of responsibility, prior performance and other factors after reviewing the compensation levels for competitive positions in the market.

          The Company has a New Product Bonus Plan under which it distributes to all employees, including executive officers, payments based on the Company's achieving certain levels of new product revenue, plus attaining certain levels of profitability. The Company believes that all employees share the responsibility of achieving revenue and profit levels. Under the New Product Bonus Plan, specific Company performance criteria must be met in each fiscal quarter for employees to be eligible for bonuses. For 1997, the Company met these criteria only for the third quarter of fiscal year 1997.

          The Company adopted a key employee bonus plan effective at the beginning of fiscal year 1997, in which the Chief Executive Officer, the Company's Vice Presidents and certain other key employees participated. Plan participants would have earned bonuses (in each case a percentage of the participant's base salary) based on the Company's achievement of a targeted level of sales and earnings per share, as well as success in accomplishing certain group- and individual-specific goals. The plan provided that no bonus would be awarded unless the Company achieved at least 90% of its earnings target for fiscal year 1997. Based upon the Company's inability to meet the earnings target for 1997, no bonuses will be awarded under the 1997 key employee bonus plan.

     EQUITY-BASED COMPENSATION:

          Stock options provide additional incentives to officers to work to maximize stockholder value. The options become exercisable over a defined period of employment with the Company to encourage officers to continue in the employ of the Company. In line with its compensation philosophy, the Company grants stock options to all employees, commensurate with their potential contributions to the Company. Stock options are included as part of the initial employment compensation package, and are also awarded for promotions and pursuant to the annual Evergreen Stock Program, which provides long-term incentives to virtually all employees based on performance and potential contributions.

  Compensation of the Chief Executive Officer

     T.J. Rodgers has been President and Chief Executive Officer of the Company since its incorporation in 1982. In determining Mr. Rodgers' compensation, the Committee evaluates corporate performance, individual performance, compensation paid to other executive officers of the Company and total compensation (including salary, bonus and equity compensation) paid to chief executive officers of comparable companies. In 1997, Mr. Rodgers' annualized salary was $327,626, and he received cash bonuses of $1,151 under the New Product Bonus Plan, a 14 year service award of $10,699, and a cash bonus of $1,500 under the Company's Patent Award Program. A fundamental tenet of Cypress' compensation policy, particularly with respect to compensation of the CEO, is to link the level of compensation obtained to the Company's performance as measured by profitability and long-term growth. One way that Cypress establishes this link is to award Mr. Rodgers with compensation in the form of options to purchase stock, since the market will reward superior Company performance by increasing the value of his equity and penalize unsatisfactory performance by diminishing or eliminating such value. Through his equity ownership in the Company, which consisted of 825,939 shares of Common Stock and options to purchase 1,900,928 shares of Common Stock on December 29, 1997, Mr. Rodgers shares with the other stockholders of the Company a significant stake in the success of the Company's business. A second way that Cypress establishes the link between Company performance and level of compensation is by its bonus plan, which awards variable compensation based to a substantial degree on an objective measure of the Company's profitability and long-term growth. It is the philosophy of Cypress and this Committee to bias compensation toward this kind of variable compensation as well as equity awards, meaning that when the Company performs well, as principally indicated by profitability, employees, and in particular the CEO, will be very well compensated, to a level which may exceed the median of industry compensation levels. When the Company's performance is below target levels, however, variable compensation will be limited or non-existent and equity compensation will not attain the same value, meaning that the CEO's overall compensation package may well be below industry median levels. During 1997, the Company failed to achieve its targeted levels of sales and earnings per share as set forth in the 1997 key employee bonus plan. Consistent with these objectives, Mr. Rodgers was not awarded a bonus under the 1996 or 1997 key employee bonus plan.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          -- Pierre R. Lamond
                                          -- Eric A. Benhamou

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was or is an officer or employee of the Company. Pierre R. Lamond, Chairman of the Board of the Company, and T.J. Rodgers, President, Chief Executive Officer and a director of the Company, are directors and members of the Compensation Committee of the Board of Directors of Vitesse Semiconductor Corporation ("Vitesse"). Mr. Lamond is also Chairman of the Board of Vitesse. Neither Cypress nor Vitesse treats Chairman of the Board as an officer of the corporation for compensation purposes. Mr. Lamond is a general partner of a venture capital firm which invested in the Company prior to its initial public offering in 1986.

CERTAIN TRANSACTIONS

     In October 1993, J. Daniel McCranie, Vice President of Marketing and Sales, incurred $210,000 of indebtedness to the Company, which indebtedness bears interest at 4% per annum and is unsecured. In 1995, the Company and Mr. McCranie agreed to extend the length of time that such indebtedness is payable by two years, such that the indebtedness was due on October 7, 1998. In the event Mr. McCranie is still employed by the Company on October 7, 1998, the promissory note will be canceled and the indebtedness forgiven.

In April 1995, the Company entered into a consulting arrangement (the "1995 Consulting Agreement") with Fred B. Bialek, a member of the Company's Board of Directors. Pursuant to the terms of the 1995 Consulting Agreement, Mr. Bialek was paid an annualized fixed retainer of $269,346 and was granted an option to purchase 20,000 shares of the Company's Common Stock with a vesting period of five years from the date of grant. Pursuant to the terms of the 1995 Consulting Agreement, as amended April 1, 1996, Mr. Bialek's annual retainer was increased to $284,160, payable in equal installments on the first day of each month and Mr. Bialek was granted an option to purchase 20,000 shares of the Company's Common Stock which vests five years from the date of grant. In addition, Mr. Bialek will be reimbursed for out-of-pocket business expenses for travel, lodging, phone and administrative support related to his consulting services for the Company on receipt of invoice. On April 1, 1997, the Company and Mr. Bialek extended by mutual agreement the 1995 Consulting Agreement to April 1, 1998 and increased Mr. Bialek's annual retainer to $290,000. Prior to its expiration, the 1995 Consulting Agreement is terminable by either the Company or Mr. Bialek 30 days following written notice of such termination

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 29, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

COMPANY STOCK PRICE PERFORMANCE

     The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Stock Index and the S&P Electronic Index for Semiconductor and Component Manufacturers.

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN*

                                         CYPRESS                             S&P ELECTRONICS
        MEASUREMENT PERIOD            SEMICONDUCTOR                         (SEMICONDUCTORS)
      (FISCAL YEAR COVERED)               CORP.              S&P 500              INDEX
DEC-92                                     100                 100                 100
DEC-93                                     147                 110                 154
DEC-94                                     250                 112                 180
DEC-95                                     273                 153                 245
DEC-96                                     305                 189                 440
DEC-97                                     181                 252                 474

* ASSUMES $100 INVESTED ON DECEMBER 31, 1992 IN EACH INVESTMENT. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS. PAST RESULTS ARE NOT AN INDICATION OF FUTURE INVESTMENT RETURNS.

                                  PROPOSAL TWO

                          RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 28, 1998 and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Price Waterhouse LLP has audited the Company's financial statements annually since 1982. Its representatives are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 1998.

                                 PROPOSAL THREE

                           AMENDMENTS TO THE EMPLOYEE
                         QUALIFIED STOCK PURCHASE PLAN

     There are currently 699,505 shares of Common Stock reserved for issuance under the Company's Employee Qualified Stock Purchase Plan (the "Purchase Plan"). As of December 31, 1997, a total of 6,900,495 shares had been purchased under the Purchase Plan and 699,505 shares remained available for issuance thereunder (without giving effect to the increase in shares being proposed to the stockholders for approval at the Annual Meeting). Based on historical levels of employee participation in the Purchase Plan, which are if anything lower than current participation levels, the current share reserve will run out of shares during the exercise period beginning July 1, 1998.

PROPOSAL

     On January 22, 1998, the Board of Directors adopted amendments to the Purchase Plan (i) to increase the number of shares reserved for issuance thereunder by 2,500,000 shares for a total of 10,100,000 shares, and (ii) to add an Evergreen Feature (defined below). The Board considers the increase in shares and the adoption of the Evergreen Feature necessary to fund the Purchase Plan for the future. The Board believes that participation by the Company's employees in the Purchase Plan promotes the success of the Company's business through the broad-based equity ownership among the employees. The Board further believes that the Purchase Plan is an integral component of the Company's benefits program that is intended to provide employees with an incentive to exert maximum effort for the success of the Company and to participate in that success through the acquisition of the Company's Common Stock. As of December 31, 1997, approximately 53% of the Company's employees were participating in the Purchase Plan

     For future issuances, the stockholders are being asked to approve an increase of 2,500,000 shares in the number of shares reserved for issuance under the Purchase Plan, plus an annual increase (the "Evergreen Feature") to be made on the last day of each fiscal year equal to 1.5% of: (i) the total number of shares of the Company's Common Stock outstanding on such date, plus (ii) any shares reacquired by the Company during the fiscal year ending on such date. The Company believes that the Purchase Plan is a key component of its strategy to attract and retain skilled employees and quality management. The Board of Directors believes it is in the Company's best interests to approve the amendments to the Purchase Plan so that the Company may continue to provide eligible employees the opportunity to purchase the Company's Common Stock through payroll deductions, thereby aligning their individual financial interests more closely with those of the stockholders. While it believes that establishment of the Purchase Plan will encourage employees to be stockholders, the Company also recognizes that employee share purchases under the Purchase Plan can result in dilution to existing stockholders. The Company attempts to limit the impact of this dilution through its systematic and ongoing share repurchase programs. Since January 1, 1996, the Company has repurchased over 3.4 million shares of its Common Stock for approximately $38.2 million. By contrast, had the Evergreen Feature been in place at the beginning of the 1997 fiscal year, less than approximately 1.4 million shares would have been added to the Purchase Plan at the end of that year. The Company intends to continue its share repurchase programs for the foreseeable future, and has current Board authorization to repurchase up to approximately 3.5 million additional shares.

     With the demand for highly skilled employees at an all time high, especially in the technology industries, management believes it is critical to the Company's success to maintain competitive employee compensation programs.

SUMMARY OF THE EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

     Administration. The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board (the "Administrator"). Every finding, decision and determination by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

     Eligibility. All persons who are employed by the Company on a given enrollment date and who are customarily employed by the Company for at least twenty hours per week and more than five months per calendar year are eligible to participate in the Purchase Plan. Participation in the Purchase Plan ends automatically on termination of employment with the Company. An eligible employee may become a participant by completing a subscription agreement authorizing payroll deductions and filing it with the Company's payroll office prior to the applicable enrollment date.

     Offering and Exercise Periods. The Purchase Plan is implemented by overlapping offering periods of 24 months each ("Offering Periods"). Offering Periods commence every six months, beginning on the first business day following the Special Meeting, and consist of four exercise periods of six months each ("Exercise Periods"). The Board may change the duration of the Exercise Periods or the length or date of commencement of an Offering Period.

     Grant of Option; Purchase Price. On the first day of each Offering Period (the "Offering Date"), each eligible employee participating in the Purchase Plan is granted an option to purchase on the last day of each Exercise Period in such Offering Period (the "Exercise Date") a number of shares of Common Stock of the Company determined by dividing such employee's accumulated payroll deductions by the lower of: (i) 85% of the fair market value of one share of the Company's Common Stock on the Offering Date or (ii) 85% of the fair market value of one share of the Company's Common Stock on the applicable Exercise Date. Unless a participating employee withdraws from the Purchase Plan, his or her option is automatically exercised on each Exercise Date of the Offering Period; provided that in no event will an employee be permitted to purchase during an Offering Period a number of shares in excess of the number determined by dividing $50,000 by the fair market value of a share of the Company's Common Stock on the Offering Date. The fair market value of the Common Stock on a given date is the closing sale price of the Common Stock for such date as quoted on the Nasdaq National Market.

     In addition, no employee will be permitted to subscribe for shares under the Purchase Plan if, immediately after such subscription, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor will any employee be permitted to participate to the extent such employee could buy under all employee stock purchase plans of the Company more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.

     Limitation on Annual Increase in Shares. Notwithstanding the Evergreen Feature of the Purchase Plan, in no event may the number of shares added to the Purchase Plan in any fiscal year exceed 3,000,000 or such lesser number of shares that the Board of Directors may determine.

     Payroll Deductions. The purchase price for the shares is accumulated by payroll deductions during the Offering Period. The deductions may not be less than 2%, nor greater than 10%, of a participant's eligible compensation, which is defined in the plan to include all base straight time gross earnings, payments for overtime, shift premium, incentive compensation, bonuses and commissions (except to the extent the exclusion of any such items for all participants is specifically directed by the Board or its committee) for a given Offering Period. A participant may discontinue his or her participation in the Purchase Plan at any time during the Offering Period. Payroll deductions commence on the first payday following the Offering Date, and continue at the same rate with automatic enrollment in subsequent Offering Periods, unless sooner terminated by the participant.

     Withdrawal; Termination of Employment. Employees may end their participation in an offering at any time during the Offering Period, and participation ends automatically on termination of employment with the Company or failure of the participant to remain in the continuous scheduled employment of the Company for at least 20 hours per week. Once a participant withdraws from a particular offering, that participant may not participate again in the same offering. A participant may withdraw all, but not less than all, of the payroll deductions credited to such participant's account by giving written notice to the Company.

     Transferability. No rights or accumulated payroll deductions of a participant under the Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the Purchase Plan), and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

     Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change of Control. The shares reserved under the Purchase Plan, as well as the price per share of Common Stock covered by each option under the Purchase Plan which has not yet been exercised, will be proportionately adjusted for any stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. In the event of the proposed dissolution or liquidation of the Company, the pending Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all the assets of the Company or a merger of the Company with or into another corporation, the Purchase Plan provides that each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor or purchaser corporation, unless the Board determines, in its sole discretion, to terminate the pending Offering Period prior to the consummation of such event, in which case the option will be exercisable for a period of thirty days thereafter.

     Amendment and Termination. The Board of Directors of the Company may at any time and for any reason terminate or amend the Purchase Plan. Except as provided in the Purchase Plan, no termination can affect options previously granted, nor may any amendment make any change in any option already granted which adversely affects the rights of any participant. Stockholder approval may be required for certain amendments in order to comply with the federal securities or tax laws, or any other applicable law or regulation.

FEDERAL TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Offering Period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, and (b) an amount equal to fifteen (15%) of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

PARTICIPATION IN THE EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level for payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the last fiscal year and the payroll deductions accumulated at the end of the last fiscal year in accounts under the Purchase Plan for each of the Named Executive Officers, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group.

                             AMENDED PLAN BENEFITS

                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

                                                               NUMBER                      PAYROLL
                                                                 OF                      DEDUCTIONS
                                                               SHARES                       AS OF
                                                              PURCHASED      DOLLAR      FISCAL YEAR
    NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND POSITION         (#)      VALUE ($)(1)     END ($)
    ----------------------------------------------------      ---------   ------------   -----------
T.J. Rodgers,                                                    2,012     $    8,408    $    8,638
  President and Chief Executive Officer.....................
J. Daniel McCranie,                                              2,479          9,668        15,290
  Vice President, Marketing and Sales.......................
Antonio R. Alvarez,                                                 --             --            --
  Senior Vice President, Research and Development...........
Lothar Maier,                                                    1,845          8,391        13,865
  Vice President, Worldwide Wafer Manufacturing, and
  President, Cypress Semiconductor (Minnesota) Inc..........
Emmanuel T. Hernandez,                                           1,765          7,269        12,938
  Vice President, Finance and Administration, and Chief
  Financial Officer.........................................
James D. Kupec,                                                  1,786          6,942        12,260
  Senior Vice President, Business Development...............
All current executive officers as a group...................     9,887         38,728        54,353
All other employees as a group..............................   532,281      2,091,475     3,301,954

---------------

(1) Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE EMPLOYEE QUALIFIED STOCK PURCHASE PLAN.

                                 PROPOSAL FOUR

                           COMPANY PROPOSAL REGARDING
                            COMPOSITION OF THE BOARD

     The future success of Cypress Semiconductor Corporation, as well as the long term value of the Company's stock, depends on the ability of the Company to develop and introduce new products that compete effectively on the basis of price and performance and address other requirements of the Company's customers. The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and heightened foreign competition in many market segments.

     Although many factors will determine whether the Company can successfully address the demands of its customers, Cypress believes none is more important than the composition of the Company's Board of Directors. The Board, among other things, sets the strategic direction of the Company, selects and provides guidance to management personnel, and makes key decisions affecting the future of the business. Cypress believes that it is essential that the people acting in these crucial capacities are the best qualified available.

     The concept of "best qualified directors" is clearly a relative one, varying by industry and company. The Company's views on the issue have been expressed frequently in a variety of public fora over the years, and are relatively well known. In short, Cypress believes that the people responsible for setting the strategic direction of the Company, selecting and providing guidance to management personnel and making key decisions affecting the future of the business should have as much relevant industry experience as possible combined with excellent judgement and commitment to the Company and its stockholders. More particularly, the Company believes that each director who serves on the Company's Board of Directors must, among other things, meet as many of the following criteria as possible: (1) have significant experience as a chief executive officer of an important technology company; (2) have extensive direct expertise in the semiconductor business based on education and management experience; and (3) have direct experience in the management of a company that buys from the semiconductor industry. Competition among semiconductor companies for such qualified individuals to serve on their boards of directors is intense. However, without such experience and knowledge, the Company believes, the Board cannot effectively lead the Company in the highly competitive environment of the semiconductor industry.

     Unfortunately, in recent years, there has been considerable disagreement over what constitutes the best qualified directors for a company. Some have asserted that every company can benefit from the perspectives of various different "kinds" of people -- based on, for example, the color of their skin or gender -- on its board of directors, and that including individuals with these characteristics, separate and apart from considerations of industry experience and similar qualities, should be a priority for companies. While Cypress has considered a significant number of promising candidates for the Board -- as determined by reference to judgment, relevant industry expertise and commitment -- who happen to be women and minorities, the Company strongly disagrees with the relevance of such factors in and of themselves and believes that the vast majority of its stockholders feel the same way. Nonetheless, the Board wishes to provide the opportunity for the stockholders, as the owners of the Company, to give their input on a matter which management considers to be of the utmost importance to the future of the Company. The Board also expects that a clear public statement of the Company's policy toward attracting the best qualified directors, combined with a clear indication of what that policy means to the Company and its stockholders, will make the Company even more attractive to the best qualified board candidates.

     Accordingly, management recommends that the stockholders approve the following resolutions:

     RESOLVED: That the Board of Directors seek to nominate the best qualified candidates for membership to the Board, and that such candidates shall consist of those men and women demonstrating excellent judgment and commitment to the Company and its stockholders combined with extensive business or financial experience and expertise, preferably where such experience or expertise is relevant to the semiconductor industry as demonstrated by meeting as many as possible of the following criteria: having previously served as a senior Executive Officer of an important technology company or a company serving the technology industry, having direct expertise in the semiconductor business based on education and management experience, and having direct experience in the management of a company that buys from the semiconductor industry.

     RESOLVED FURTHER: That the Board nominate for membership to the Board men and women having the most desirable qualifications as determined by the above factors, without regard to their race, gender, age, religion, national origin, sexual orientation or physical limitations.

     RESOLVED FURTHER: That in order to attract the best qualified candidates, the Board issue a statement setting forth the above qualifications as those that the Board considers in nominating candidates to the Board.

     REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AFOREMENTIONED PROPOSAL.

                                 PROPOSAL FIVE

                        STOCKHOLDER'S PROPOSAL REGARDING
                            COMPOSITION OF THE BOARD

     From time to time, the individual stockholders of the Company submit proposals which they believe should be voted upon by the stockholders. This year, the following proposal was submitted and accompanied by a notice of intention to present the proposal for action at the Annual Meeting of Stockholders. Information regarding the name, address and number of shares of Company stock held by the stockholder proponent will be furnished by the Company to any person, orally or in writing, as requested, promptly upon the receipt of any oral or written request therefor. Any such request should be directed to the Secretary of the Company.

     Each stockholder proponent must appear personally or by proxy at the Annual Meeting of Stockholders to present its proposal for action. If properly presented, the following proposal will be voted on by the stockholders and may be approved only upon this proposal's receipt of affirmative votes constituting a majority of the Votes Cast.

PROPOSAL

                           BOARD INCLUSIVENESS REVIEW

     We believe that the employee and board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive. Employees, customers, and stockholders make up a greater diversity of backgrounds than ever before. The Department of Labor's 1995 Glass Ceiling Commission reported [Good for Business:
Making Full Use of the Nation's Human Capital] that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

     In 1994, the Investor Responsibility Research Center [ICCR] reported inclusiveness at senior management and board levels was only 9 percent of the Fortune 500 companies in a comparable workforce of 57 percent diversity. The Glass Ceiling Commission reported that companies select from only half of the talent of our workforce. We urge Cypress Semiconductor Company therefore to enlarge its search for qualified board members. If we are to be prepared for the Twenty-first Century, we must learn how to compete in a growingly diverse global market place by promoting and selecting the best people regardless of race, gender, or physical challenge. We believe the judgments and perspectives of a diverse board will improve the quality of corporate decision-making.

     Since the board is responsible for representing stockholder interests in corporate meetings, a growing proportion of stockholders is now attaching value to board inclusiveness. A 1994 IRRC survey revealed 37 percent of respondents cited board diversity as the influencing factor for supporting votes. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age, and race."

     "Often what a woman or minority person can bring to the board is some perspective a company has not had before--adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce" [Sun Oil CEO Robert Campbell, The Wall Street Journal, 8/12/96].

     RESOLVED THAT STOCKHOLDERS REQUEST:

     1. The Board Nominating Committee make a greater effort to find qualified women and minority candidates for nomination to the board.

     2. The Board issue a statement publicly committing Cypress to a policy of board inclusiveness with a program of steps to take and the time line expected to move in that direction.

     3. Cypress issue a report by September 1998--at reasonable expense--including description of:

        a. Efforts to encourage diversified representation on the board;

        b. Criteria for board qualification;

        c. The process of selecting board candidates; and

        d. The process of selecting board committee members.

REQUIRED VOTE;

     Affirmative votes constituting a majority of the Votes Cast will be required to approve this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE AFOREMENTIONED PROPOSAL.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          EMMANUEL HERNANDEZ, Secretary

Dated: March 28, 1998

                                                                       EXHIBIT A

                       CYPRESS SEMICONDUCTOR CORPORATION
                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

               AMENDED AND RESTATED EFFECTIVE AS OF MAY 15, 1998

     The following constitute the provisions of the Employee Stock Purchase Plan (herein called the "Plan") of Cypress Semiconductor Corporation (herein called the "Company").

     1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2. Definitions.

     (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) "Common Stock" shall mean the Common Stock, no par value, of the Company.

     (e) "Company" shall mean Cypress Semiconductor Corporation, a Delaware corporation.

     (f) "Compensation" shall mean all regular straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and commissions (except to the extent that the exclusion of any such items for all participants is specifically directed by the Board or its committee).

     (g) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

     (h) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

     (i) "Employee" shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five
(5) months in a calendar year for at least three (3) months by the Company or one of its Designated Subsidiaries.

     (j) "Exercise Date" shall mean the date one day prior to the date six (6) months, twelve (12) months, eighteen (18) months or twenty-four (24) months after the Offering Date of each Offering Period.

     (k) "Exercise Period" shall mean a period commencing on an Offering Date or on the day after an Exercise Date and terminating one day prior to the date six
(6) months later.

     (l) "Offering Period" shall mean a period of twenty-four (24) months consisting of four (4) six-month Exercise Periods during which options granted pursuant to the Plan may be exercised.

     (m) "Offering Date" shall mean the first day of each Offering Period of the Plan.

     (n) "Plan" shall mean this Employee Qualified Stock Purchase Plan.

     (o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     3. Eligibility.

     (a) Any Employee as defined in paragraph 2 who shall be employed by the Company on the date his participation in the Plan is effective shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Code.

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 425(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. Offering Periods. The plan shall be implemented by twenty-four (24) month Offering Periods beginning every six (6) months. The Plan shall continue thereafter until terminated in accordance with paragraph 20 hereof. Subject to the requirements of paragraph 20, the Board of Directors of the Company shall have the power to change the duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected.

     5. Participation.

     (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and filing it with the Company's payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering.

     (b) Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall end on the Exercise Date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 11.

     6. Payroll Deductions.

     (a) At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the Offering Period in amounts from two (2%) to ten percent (10%) of the Compensation which he received on the payday immediately preceding the Offering Date. The aggregate of such payroll deductions during any Offering Period shall not exceed ten percent (10%) of his aggregate Compensation during said offering period.

     (b) All payroll deductions made by a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

     (c) A participant may discontinue his participation in the Plan as provided in paragraph 11, or may decrease or increase the rate or amount of his payroll deductions during the Offering Period (within the limitations of paragraph 6(a)) by completing and filing with the Company a new subscription agreement authorizing a change in the rate or amount of payroll deductions; provided, however, that a participant may not change the rate or amount of his payroll deductions more than two (2) times in any one calendar year. The change in rate shall be effective fifteen (15) days following the Company's receipt of the new authorization. Subject to the limitations of paragraph 6(a), a participant's subscription agreement shall remain in effect for successive Offering Periods unless revised as provided herein or terminated as provided in paragraph 11.

     (d) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and paragraph 3(b) herein, a participant's payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year equal $21,250. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Exercise Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 11.

     7. Grant of Option.

     (a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Common Stock on the Exercise Date; provided, however, that the maximum number of Shares an Employee may purchase during each Offering Period shall be determined at the Offering Date by dividing $100,000 by the fair market value of a share of the Company's Common Stock on the Offering Date, and provided further that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 13 hereof. Exercise of the option shall occur as provided in paragraph 8, unless the participant has withdrawn pursuant to paragraph 11, and shall expire on the last day of the Offering Period. Fair market value of a share of the Company's Common Stock shall be determined as provided in paragraph 7(b) herein.

     (b) The option price per share of the shares offered in a given Exercise Period shall be the lower of: (i) eighty-five percent (85%) of the fair market value of a share of the Common Stock of the Company on the Offering Date; or
(ii) eighty-five percent (85%) of the fair market value of a share of the Common Stock of the Company on the Exercise Date. The fair market value of the Company's Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the closing price of the Common Stock for such date on the New York Stock Exchange or on such other stock exchange as the Company's Common Stock may be traded or, if not traded on a stock exchange, as reported by the NASDAQ National Market System, or, in the event the Common Stock is not listed on a stock exchange or NASDAQ's National Market System, the fair market value per share shall be the mean of the bid and asked prices of the Common Stock reported for such date in over-the-counter trading.

     8. Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 11, his option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable option price with the accumulated payroll deductions in his account. Any amount remaining in the participant's account after an Exercise Date shall be held in the account until the next Exercise Date of the Offering Period, unless the Offering Period has been oversubscribed or has terminated with such Exercise Date, in which case such amount shall be refunded to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him.

     9. Delivery. As promptly as practicable after the Exercise Date of each Exercise Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his option. Any cash remaining to the credit of a participant's account under the Plan after a purchase by him of shares at the termination of each Exercise Period which is insufficient to purchase a full share of Common Stock of the Company shall be applied to the participant's account for the next Exercise Period.

     10. Automatic Transfer to Low Price Offering Period. In the event that the fair market value of the Company's Common Stock is lower on an Exercise Date than it was on the first Offering Date for that Offering Period, all Employees participating in the Plan on the Exercise Date shall be deemed to have withdrawn from the Offering Period immediately after the exercise of their option on such Exercise Date and to have enrolled as participants in a new Offering Period which begins on or about the day following such Exercise Date. A participant may elect to remain in the previous Offering Period by filing a written statement declaring such election with the Company prior to the time of the automatic change to the new Offering Period.

     11. Withdrawal; Termination of Employment.

     (a) A participant may withdraw all but not less than all the payroll deductions credited to his account and not yet used to exercise his option under the Plan at any time by giving written notice to the Company. All of the participant's payroll deductions credited to his account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

     (b) Upon termination of the participant's Continuous Status as an Employee prior to an Exercise Date for any reason, including retirement or death, the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his death, to the person or persons entitled thereto under paragraph 15, and such participant's option will be automatically terminated.

     (c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during an Offering Period in which the Employee is a participant, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to such participant and such participant's option terminated.

     (d) A participant's withdrawal from an Offering Period will not have any effect upon his eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

     (e) A participant's withdrawal from an offering will not have any effect upon his eligibility to participate in any similar plan which may hereafter be adopted by the Company.

     12. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

     13. Stock.

     (a) The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 6,300,000 shares, plus, commencing on the first day of the Company's 1999 fiscal year, an annual increase equal to the lesser of (i) 3,000,000 shares, (ii) 1.5% of the Issued Shares (as defined below) as of the last day of the immediately preceding fiscal year or (iii) a lesser amount determined by the Board, all subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19. "Issued Shares" shall mean the number of shares of Common Stock of the Company outstanding on such date plus any shares reacquired by the Company during the fiscal year that ends on such date. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) hereof on the Exercise Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant is as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

     (b) The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

     (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his spouse.

     14. Administration. The Plan shall be administered by the Board of Directors of the Company or a committee appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible Employees are permitted to participate in the Plan.

     15. Designation of Beneficiary.

     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the Offering Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Exercise Date of the Offering Period.

     (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     16. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.

     17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     18. Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     19. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option, including the annual share replenishment limit of three million shares set forth in Section 13, (collectively, the "Reserves") as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

     In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the option stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

     The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     20. Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Act or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

     21. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23. Term of Plan. The Plan shall be come effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue for a term of twenty (20) years unless sooner terminated under paragraph 20.

                       CYPRESS SEMICONDUCTOR CORPORATION

                     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN
                             SUBSCRIPTION AGREEMENT

--------- Original Application                                             Date:
------------------------------
--------- Change in Payroll Deduction Rate
--------- Change of Beneficiary

     1. hereby elects to participate in the Cypress Semiconductor Corporation Employee Qualified Stock Purchase Plan (the "Stock Purchase Plan") and subscribes to purchase shares of the Company's Common Stock, with par value $.01, in accordance with this Subscription Agreement and the Stock Purchase Plan.

     2. I hereby authorize payroll deductions from each paycheck in the amount
of      % of my Compensation (not less than 2% nor more than 10%) on each payday during the Offering Period in accordance with the Stock Purchase Plan. Such deductions are to continue for succeeding Offering Periods until I give written instructions for a change in or termination of such deductions.

     3. I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Stock Purchase Plan. I further understand that, except as otherwise set forth in the Stock Purchase Plan, shares will be purchased for me automatically on each Exercise Date of the Offering Period unless I otherwise withdraw from the Stock Purchase Plan by giving written notice to the Company for such purpose.

     4. Shares purchased for me under the Stock Purchase Plan should be issued in the name(s) of:
================================================================================
--------------------------------------------------------------------------------
---------------------------------------------------------

     5. I understand that if I dispose of any shares received by me pursuant to the Stock Purchase Plan within two years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or within one year after the date on which such shares were delivered to me, I may be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount generally measured as the excess of the fair market value of the shares at the time such shares were delivered to me over the price which I paid for the shares, and that I may be required to provide income tax withholding on that amount. I hereby agree to notify the Company in writing within 30 days after the date of any such disposition. However, if I dispose of such shares at any time after the expiration of the two-year and one-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) the excess of the fair market value of the shares over the option price, measured as if the option had been exercised on the Offering Date. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gains.

     6. I have received a copy of the Company's most recent prospectus which describes the Stock Purchase Plan and a copy of the complete "Cypress Semiconductor Employee Qualified Stock Purchase Plan." I understand that my participation in the Stock Purchase Plan is in all respects subject to the terms of the Plan.

     7. I hereby agree to be bound by the terms of the Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Stock Purchase Plan.

     8. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Stock Purchase Plan:

NAME: (Please print)                      --------------------------------------
                                        (First)  (Middle)  (Last)

                                          --------------------------------------
                                          (Address)

                                          --------------------------------------

NAME: (Please print)                      --------------------------------------
                                        (First)  (Middle)  (Last)

                                          --------------------------------------
                                          (Address)

                                          --------------------------------------
Employee's Social
Security Number:                          --------------------------------------

Employee's Address:*                      --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

     I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:                                    --------------------------------------
                                                  Signature of Employee

---------------

* It is the participant's responsibility to notify the company's stock administrator in the event of a change of address.

P
R
O
X
Y



                        CYPRESS SEMICONDUCTOR CORPORATION

                  PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 28, 1998, and hereby appoints T.J. Rodgers and Emmanuel Hernandez, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on Friday, May 15, 1998, at 10:00 a.m., local time, at its offices located at 3939 North First Street, San Jose, California 95134 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

        A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.


                                                               SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE

[X]   PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY, FOR THE ADOPTION OF THE 1998 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN, FOR THE COMPANY'S PROPOSAL REGARDING COMPOSITION OF THE BOARD OF DIRECTORS, AGAINST THE SHAREHOLDER'S PROPOSAL REGARDING COMPOSITION OF THE BOARD OF DIRECTORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


1. ELECTION OF DIRECTORS:

NOMINEES:  T.J. Rodgers; Pierre R. Lamond; Fred B.
           Bialek; Eric A. Benhamou; John C. Lewis

           [ ] FOR     [ ] WITHHELD

[ ]
    ---------------------------------------------
    For all nominees except as noted above


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2, 3 AND 4 BELOW.

                                  FOR       AGAINST   ABSTAIN
2. PROPOSAL TO RATIFY             [ ]         [ ]       [ ]
   THE APPOINTMENT OF
   PRICE WATERHOUSE                                 MARK          [ ]
   LLP AS THE                                       HERE
   INDEPENDENT                                      FOR
   ACCOUNTANTS OF THE                               ADDRESS
   COMPANY FOR FISCAL                               CHANGE AND
   1998.                                            NOTE BELOW


                                  FOR       AGAINST   ABSTAIN
3. PROPOSAL TO APPROVE            [ ]         [ ]       [ ]
   AMENDMENTS TO THE
   COMPANY'S QUALIFIED
   STOCK PURCHASE PLAN AND
   THE RESERVATION OF
   2,500,000 SHARES FOR
   ISSUANCES THEREUNDER.

                                  FOR       AGAINST   ABSTAIN
4. PROPOSAL REGARDING             [ ]         [ ]       [ ]
   COMPANY'S COMPOSITION OF
   THE BOARD OF DIRECTORS.


THE BOARD OF DIRECTORS OPPOSES THE FOLLOWING STOCKHOLDER'S PROPOSAL, AND STRONGLY URGES A VOTE AGAINST THE PROPOSAL:

                                  FOR       AGAINST   ABSTAIN
5. STOCKHOLDER'S PROPOSAL         [ ]         [ ]       [ ]
   REGARDING COMPOSITION OF
   THE BOARD OF DIRECTORS.


(This Proxy should be marked, dated, signed by each stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof


Signature:                              Date
          ----------------------------       -------------
Signature:                              Date
          ----------------------------       -------------